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599 Menlo Drive, Suite 200 - Rocklin, CA 95765
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com


                                                                    NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

        International DisplayWorks, Inc. Announces Management Purchase of
                         320,000 Shares of Common Stock

Rocklin, California, March 5, 2003. International DisplayWorks, Inc. (IDW) today reported that a group, consisting of certain directors and senior executives, purchased 320,000 shares of IDW common stock, representing 2% of the Company's outstanding common stock shares, from a block of 600,000 shares sold by an existing non-affiliate shareholder. The following is a list of the directors and company executives involved in the purchase:

                  Steve Kircher - Chairman & CEO          100,000 shares
                  Timothy Nyman - Director                100,000 shares
                  Anthony Genovese - Director & CTO        50,000 shares
                  Ian Bebbington - CFO                     50,000 shares
                  Alan Lefko - Corporate Controller        20,000 shares

     IDW Chairman and CEO Steve Kircher stated, "We believe the purchase to be significant and that increasing our stake in the ownership of our company at this time serves to reinforce our commitment to the future success of the company."

About International DisplayWorks

     International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company's products are manufactured in our 270,000 square feet of manufacturing facility in the People's Republic of China
(PRC) and employ approximately 1,250 persons. Sales offices are located in Rocklin, CA, Hong Kong and Shenzhen, PRC.

For additional information contact:

Steve Kircher (916) 415-0864              or:  James Nikas (415) 885-6813
CEO, International DisplayWorks, Inc.          GeoMarketing, Financial Relations

The International DisplayWorks, Inc. website is www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW" or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein) and the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company or GeoMarketing and is meant purely for informational purposes.

Keyword: California
Industry Keywords: Liquid Crystal Display, LCD, and Electronics